Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement ”), entered into as of January 24, 2012 and effective as of January 1, 2012, by and between Torchlight Energy Resources, Inc., a Nevada corporation with principal executive offices at 2777 Enterprise Ave, League City, TX (the “ Company ”), and John Brda, whose principal address is 1425 Frontenay Ct., Warson Woods, MO 63122  (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive for management and executive services, and Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.   Employment. (a)   Services. Executive will be employed by the Company as its President and Secretary.  The Executive will report to the Board of Directors of the Company (the “Board”) with primary direction being given by the Company’s Board.  The Executive agrees to perform such services as are consistent with the position of President and Secretary (the “Services”).  The Executive agrees to perform such Services faithfully, to devote all of its working time, attention and energies to the business of the Company, and while remaining employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)   Acceptance. The Executive hereby accepts such employment and agrees to render the Services.

2.   Term.   (a)  The Executive’s employment under this Agreement (the "Term") commences as of January 1, 2012 (the “Effective Date”) and shall continue for a term of two (2) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof. The Term may be extended for additional one (1) year period upon mutual written consent of Executive and the Board.

3.   Best Efforts; Place of Performance.   The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company, and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon the Company.

4.   Compensation. As full compensation for the performance by The Executive of the duties under this Agreement, the Company shall pay Executive as follows:

(a)   Base Fees.   The Company shall pay Executive a Base Fee (the “Fee”) equal to $240,000 per year. Payment shall be made monthly, on the last day of each calendar month.

(b)   Discretionary Bonus. The Executive shall be eligible to receive an additional annual bonus (the “Discretionary Bonus”) at the discretion of the Board of Directors.  If the Board determines to grant Executive a Discretionary Bonus, it will be in an amount equal to at least 25% but not to exceed 100% of the Base Fee, based upon performance on behalf of the Company during the prior year. Factors to be considered by the Board of Directors shall include, but not be limited to, significant growth in the Company’s market capitalization, the liquidity and performance of the Company’s Common Stock as well as any financing received by the Company from third parties introduced to the Company by Executive.  The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board of Directors of the Company in its sole discretion.  In addition, the Board of Directors of the Company shall annually review the Bonus to determine whether an increase in the amount thereof is warranted.

(c)   Expenses. The Company shall reimburse The Executive for all normal, usual and necessary expenses incurred by The Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of The Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(d)   Other Benefits. The Executive shall be entitled to all rights and benefits for which he would be eligible under any benefit or other plan (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) if and when the Company should make such benefit or other plan available to its senior executives from time to time.

(e)   Vacation. The Executive shall, during the Term, be entitled to a vacation of four weeks (4) per annum, in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

5.   Confidential Information.

(a)   The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, business plans (both current and under development), trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, investments,  credit and financial data, financing methods, or the business and affairs of the Company.  Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in their possession to the Company upon request and in any event immediately upon termination of employment.

(b)   Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)   The provisions of this Section 5 shall survive any termination of this Agreement.

6.   Non-Competition, Non-Solicitation and Non-Disparagement.

(a)   The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of twelve (12) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business.   The Company acknowledges the need for the Executive to be employed in his profession and will consider whether there is a specific conflict.

(b)   During the Term and for a period of 12 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)   solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii)   solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or (iii)   solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products or services similar to those provided or supplied by the Company or any of its affiliates.

(c)   The Company and The Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)   In the event that The Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require The Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

(e)   Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

 (g)   The provisions of this Section 6 shall survive any termination of this Agreement.

7.   Representations and Warranties by Executive.

Executive hereby represents and warrants to the best of its knowledge and belief to the Company as follows:

(i)   Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.  (ii) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform the duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against Executive in accordance with its terms.  No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform its duties and other obligations hereunder.

8.   Termination. Executive’s employment hereunder may be terminated as follows:

(a)   Executive’s employment hereunder may be terminated by the Board of Directors of the Company for Cause. Any of the following actions by Executive shall constitute “Cause”:

(i)   The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

(ii)   Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)   Willful misconduct by The Executive in respect of the duties or obligations of The Executive under this Agreement, including, without limitation, insubordination with respect to directions received by The Executive from the Board of Directors of the Company ;

(iv)   The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)   The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that The Executive engaged in some form of harassment prohibited by law (including, without limitation, verbal harassment, age, sex or race discrimination), unless The Executive’s actions were specifically directed by the Board of Directors of the Company ;

(vi)   Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)   Breach by The Executive of any of the provisions of Sections 5, 6 or 7 of this Agreement; and

(viii)   Breach by The Executive of any provision of this Agreement other than those contained in Sections 5, 6 or 7 which is not cured by The Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b)   Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to The Executive’s Disability or Death. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to The Executive supported by a written statement from a reputable independent physician to the effect that The Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after The Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c)   The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)   The Executive’s employment hereunder may be terminated by The Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with The Executive's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive's duties and responsibilities; or (iii) any reduction by the Corporation of The Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including The Executive, shall not be deemed a reduction of The Executive's compensation package for purposes of this definition).

9.   Compensation upon Termination.

(a)   If The Executive’s employment is terminated as a result of his Death or Disability, the Company shall pay to Executive, as applicable, the Base Fee, Employment taxes and any accrued but unpaid Bonus and expense reimbursement amounts through the date of the Death or Disability.

(b)   If Executive’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to the Executive the Base Fee through the date of his termination and Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c)   If Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall continue to pay to Executive the  Base Fee, Employment Taxes, Discretionary Bonus and benefits for a period of 12 months following such termination.

(d)   If Executive’s employment is terminated by the Company other than as a result of The Executive’s death or Disability and other than for reasons specified in Sections 9(b) or (c), then the Company shall continue to pay to Executive the Base Fee, Employment Taxes, and Benefits until the earlier to occur of (1) the end of the Term and (2) the date that is one year following such termination, and (ii) pay Executive any expense reimbursement amounts owed through the date of termination.

(e)   This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of its employment, it shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(f)   The provisions of this Section 9 shall survive any termination of this Agreement.

10.   Miscellaneous.

(a)   This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to its principles of conflicts of laws.

(b)   Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Harris County, TX in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of  Texas, Harris County, or the United States District Court for Texas, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)  This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive except as provided in Section 11 herein.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)   This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)   The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)   All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)   This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j)   The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)   This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TORCHLIGHT ENERGY RESOURCES, INC.

/s/ Thomas Lapinski

By: Thomas Lapinski, Chief Executive Officer

Date:  January 24, 2012

/s/ John Brda

JOHN BRDA, Individually

Date:  January 24, 2012